Exhibit 99.1

Contacts:
Media:	Al Wasilewski	Lisa Varga
Johnson & Johnson
	732 524-1130 (o)	908 218-7316 (o)
	732 447-5918 (c)	908 670-0263 (c)

Investors:	Lesley Fishman
732 524-3922

FOR IMMEDIATE RELEASE
JOHNSON & JOHNSON COMPLETES ACQUISITION OF ARAGON PHARMACEUTICALS, INC.
Late-Stage Prostate Cancer Treatment Strengthens Oncology Pipeline
New Brunswick, NJ (August 19, 2013) -- Johnson & Johnson (NYSE: JNJ) today announced it has successfully completed its acquisition of Aragon Pharmaceuticals, Inc., a privately-held pharmaceutical discovery and development company focused on drugs to treat hormonally-driven cancers. Development of compounds from Aragon's androgen receptor antagonist program, including its lead androgen receptor signaling inhibitor, ARN-509, will be managed by Janssen Research & Development, LLC.
“The acquisition strengthens our prostate cancer pipeline with a second-generation, potentially best-in-class compound,” said Peter F. Lebowitz, M.D., Ph.D., Global Therapeutic Area Head, Oncology. “It builds on our existing leadership position with ZYTIGA® (abiraterone acetate), and, if approved, we are hopeful ARN-509 will allow us to meet the needs of an even broader range of prostate cancer patients.”
About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science-bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,000 employees at more than 275 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
About Janssen Research & Development, LLC
Janssen Research & Development, LLC, one of the Janssen Pharmaceutical Companies of Johnson & Johnson, is headquartered in Raritan, N.J. and has affiliated facilities in Europe, the United States and Asia. Janssen Research & Development is leveraging a combination of internal and external innovation to discover and develop novel medicines and solutions in five distinct therapeutic areas: Neuroscience, Oncology, Immunology, Infectious Diseases and Vaccines, and Cardiovascular and Metabolism. For more information about Janssen Research & Development, LLC, visit www.janssenrnd.com.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Janssen Research & Development, LLC and/or Johnson & Johnson. Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; and increased scrutiny of the health care industry by government agencies. In addition, there will be risks and uncertainties related to the ability of Janssen Research & Development, LLC and/or Johnson & Johnson to successfully integrate the business of Aragon Pharmaceuticals, Inc. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 30, 2012. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. None of the Janssen Pharmaceutical Companies or Johnson & Johnson undertake to update any forward-looking statements as a result of new information or future events or developments.)

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